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                                                                    EXHIBIT 11.1
                                                                    ------------

SYNBIOTICS CORPORATION

COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                                             THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                   JUNE 30,                          JUNE 30,
                                                       -------------------------------    -------------------------------
                                                           1995             1994               1995             1994
                                                       ------------    ---------------    --------------    -------------
PRIMARY EARNINGS (LOSS) PER SHARE:

Net income (loss) per statement of operations          $    980,000    $    (1,284,000)   $    1,734,000    $    (865,000)
                                                       ============    ===============    ==============    =============

Weighted average number of shares outstanding             5,806,000          5,803,000         5,805,000        5,803,000
                                                       ============    ===============    ==============    =============

Primary earnings (loss) per share                      $        .17    $          (.22)   $          .30    $        (.15)
                                                       ============    ===============    ==============    =============

FULLY DILUTED EARNINGS (LOSS) PER SHARE:/(1)/

Net income (loss) per statement of operations          $    980,000    $    (1,284,000)   $    1,734,000    $    (865,000)
                                                       ============    ===============    ==============    =============

Reconciliation of weighted average number of shares per primary computation above, to amount used for fully diluted computation:

Weighted average number of shares outstanding,
 per primary computation                                  5,806,000          5,803,000         5,805,000        5,803,000

Add-effect of outstanding options (as determined
 by the application of the treasury method)                   5,000             50,000             4,000           50,000
                                                       ------------    ---------------    --------------    -------------

Weighted average number of shares, as adjusted            5,811,000          5,853,000         5,809,000        5,853,000
                                                       ============    ===============    ==============    =============

Fully diluted earnings (loss) per share                $        .17    $          (.22)   $          .30    $        (.15)
                                                       ============    ===============    ==============    =============
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/(1)/ This computation is submitted, for the three and six month periods ended
      June 30, 1994, in accordance with Regulation S-B Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.